SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT (this “Amendment”), dated as of February 3, 2011, to the RIGHTS AGREEMENT, dated as of May 14, 2002 and amended on June 19, 2003 (the “Rights Agreement”), between BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), and OTC Corporate Transfer Service Company, a sole proprietorship, as Rights Agent (the “Rights Agent”).

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

1.

Amendment of Section 1. Section 1(a) of the Rights Agreement is hereby amended by deleting the definition of “Acquiring Person” in its entirety and inserting the following in place thereof:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 18% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer (as hereinafter defined)) or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 18% or more of the then outstanding Common Shares. Notwithstanding the foregoing, (A) the term “Acquiring Person” shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, (v) any Person, who or which together with all Affiliates and Associates of such Person becomes the Beneficial Owner of 18% or more of the then outstanding Common Shares as a result of the acquisition of Common Shares directly from the Corporation, or (vi) any Grandfathered Stockholder and (B) no Person shall be deemed to be an “Acquiring Person” either (X) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person; except that if (i) a Person would become an Acquiring Person (but for the operation of this subclause (X)) as a result of the acquisition of Common Shares by the Corporation, and (ii) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (Y) if a Person did so inadvertently, (i) promptly after such Person discovers that such Person would otherwise have become an Acquiring Person (but for the operation of this subclause (Y)), such Person notifies the Board of Directors that such Person did so inadvertently and (ii) within 2 days after such notification, such Person is the Beneficial Owner of less than 18% of the outstanding Common Shares.”

2.

Amendment of Section 7. Section 7(a) of the Rights Agreement is hereby amended by deleting the reference to “May 31, 2012” in clause (i) thereof and inserting “May 31, 2014” in place thereof.

3.

Amendment of Section 23. Section 23(a)(ii)(y)(aa) of the Rights Agreement is hereby amended by deleting that clause in its entirety and inserting the following in place thereof:

“if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 18% of the Common Shares, and”

4.

Exhibit B. Exhibit B to the Rights Agreement is hereby amended by deleting all references therein to “May 31, 2012” and inserting “May 31, 2014” in place thereof.

5.

Exhibit C. Exhibit C to the Rights Agreement is hereby amended by:

a.

deleting all references therein to “May 31, 2012” and inserting “May 31, 2014” in place thereof; and

b.

deleting the reference to “15%” in clause (i) in the second paragraph thereof and inserting “18%” in place thereof.

6.

Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

7.

Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

8.

Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof.

9.

Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.

Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

11.

Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BIOSPECIFICS TECHNOLOGIES CORP.

By: /s/ Thomas L. Wegman
Name: Thomas L. Wegman
Title: President

OTC CORPORATE TRANSFER SERVICE COMPANY

By: /s/ Toni Zaks
Name: Toni Zaks
Title: President